                   AMENDED AND RESTATED

                  DYNATRONICS CORPORATION

                    a Utah corporation

                  1992 Stock Option Plan


                     TABLE OF CONTENTS

ARTICLE I GENERAL                                      1

1.01.  Purpose                                         1
1.02.  Administration                                  1
1.03.  Eligibility for Participation                   3
1.04.  Types of Awards Under Plan                      4
1.05.  Aggregate Limitation on Awards                  4
1.06.  Effective Date and Term of Plan                 4

ARTICLE II STOCK OPTIONS                               5

2.01.  Award of Stock Options                          5
2.02.  Stock Option Agreements                         5
2.03   Stock Option Price                              5
2.04.  Term and Exercise                               5
2.05   Manner of Payment                               5
2.06   Delivery of Certain Shares                      6
2.07.  Death of Optionee                               6
2.08   Retirement or Disability                        6
2.09   Termination for Other Reasons                   6

ARTICLE III INCENTIVE STOCK OPTIONS                    6

3.01   Award of Incentive Stock Options                6
3.02   Incentive Stock Option Agreements               7
3.03   Incentive Stock Option Price                    7
3.04   Term and Exercise                               7
3.05   Maximum Amount of Incentive Stock Option Grant  7
3.06   Death of Optionee                               7
3.07   Retirement or Disability                        8
3.08   Termination for Other Reasons                   8
3.09   Applicability of Stock Options Sections
           and Other Restrictions                      8
3.10   Employee/Ten Percent Shareholders               9

ARTICLE IV MISCELLANEOUS                               9

4.01.  General Restriction                             9
4.02.  Non-Assignability                               9
4.03.  Withholding Taxes                               9

4.04.  Right to Terminate Employment                   10
4.05.  Non-Uniform Determinations                      10
4.06.  Rights as a Shareholder                         10
4.07.  Definitions                                     10
4.08.  Leaves of Absence and Performance Targets       12
4.09.  Newly Eligible Employees                        12
4.10.  Adjustments                                     12
4.11.  Amendment of the Plan                           12
4.12.  General Terms and Conditions of Options         13
4.13.  Effects of Headings                             18

AMENDED AND RESTATED

                  DYNATRONICS CORPORATION

                    a Utah corporation

                  1992 Stock Option Plan

                     ARTICLE I GENERAL

1.01.  Purpose.

     The purposes of this Amended and Restated 1992 Stock Option Plan (the "Plan") are to: (1) closely associate the interests of the management and employees of Dynatronics Corporation, a Utah corporation, formerly known as Dynatronics Laser Corporation, (referred to as the "Company") with the shareholders of the Company by reinforcing the relationship between participants' rewards and shareholder gains; (2) provide management and employees with an equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; (4) provide an incentive to management and employees to remain in continuing employment with the Company and to put forth maximum efforts for the success of its business; and (5) amend and restate the Company's current 1992 Stock Option Plan to provide, among other things, for issuance of both nonstatutory stock options and Incentive Stock Options, to authorize and reserve for issuance pursuant to the Plan an additional 500,000 shares of the Company's Common Stock, and to allow a 3 month period after termination of employment within which to exercise Options granted pursuant to the Plan.

1.02.  Administration.

     (a) Pursuant to Utah Code Annotated Section 16-10a-624, the Board of Directors of Dynatronics Corporation, (the "Board") shall appoint a Committee consisting of two or more disinterested directors to administer the Plan (the "Committee"), as constituted from time to time. Any Committee member shall also be a member of the Board.
During the one year prior to commencement of service on the Committee, the Committee members will not have participated in, and while serving and for one year after serving on the Committee, such members shall not be eligible for selection as persons to whom stock may be allocated or to whom Options may be granted under the Plan or any other discretionary plan of the Company under which participants are entitled to acquire Options or Stock Appreciation Rights of the Company.

Provided, however, that each Committee member will receive each year, pursuant to a separate plan herein for Committee members, automatically and without further action by the Board or the Committee, a nonstatutory stock option as more particularly described in
Article II below, to purchase 3,000 shares of Common Stock. However, if a Director serves as a member of the Committee during the first year of his service on the board of directors, then such Director shall instead receive a nonstatutory stock option to purchase a total of 15,000 shares of Common Stock for such first year. Options so granted to Committee members shall be subject in each instance to the same adjustments and substitutions as provided elsewhere in this Plan for all Options granted under the Plan. Such grants shall be made at the first meeting of the Board of Directors of the Company following the annnual meeting of the shareholders of the Company. Before any Options may be automatically granted to Committee members hereunder, the following two preconditions must be satisfied:

     (i) On the financial statements of the Company for the fiscal year ended on the 30th of June preceeding the Board
Meeting at which options may be granted to Committee
Members, there must be shown a net profit for the Company;
and

     (ii) On the date of the Board Meeting at which Options may be granted to Committee members, the sum of the Company shares underlying the outstanding and unexercised Options granted under the Plan plus the shares underlying the Options to be granted on such date to Committee members shall be less than fifteen percent (15%) of the total issued and outstanding shares of the Company.

     Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase or change the size of the Committee, and appoint new members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, or remove all members of the Committee; provided, however, that at no time shall any person administer the Plan who is not otherwise "disinterested" as that term is defined in Rule 16 b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934 (the "1934 Act").

     (b) The Committee shall have the authority without limitation, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, and from time to time, to:

          (i)    administer the Plan and to exercise all
          the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan;

          (ii)   designate the employees or classes of
          employees eligible to participate in the Plan from among those described in Section 1.03 below;

          (iii) grant awards provided in the Plan in such form, amount and under such terms as the Committee shall determine;

          (iv) determine the purchase price of shares of Common Stock covered by each Option (the "Option
          Price");

          (v)    determine the Fair Market Value of Common
          Stock for purposes of Options;

          (vi)   determine the time or times at which
          Options shall be granted;

          (vii) determine the terms and provisions of the various Option Agreements (none of which need be identical or uniform) evidencing Options granted under the Plan and to impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and

          (viii)  interpret the Plan, adopt, amend and
          rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

     The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable.

     (c) All decisions, determinations and interpretations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be final, binding and conclusive on all Optionees and the Company.

     (d) One member of the Committee shall be elected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.
     (e) No member of the Board or Committee shall be liable for any action taken or decision or determination made in good faith with respect to any Option, the Plan, or any award thereunder.

1.03. Eligibility for Participation

     Participants in the Plan shall be selected by the Committee, and awards under the Plan, as described in
Section 1.04 below, may be granted to directors, officers and employees of the Company; provided, however, that Incentive Stock Options may only be granted to employees of the Company who have an employee relationship with the Company determined in accordance with the withholding tax rules of Section 3401(c) of the Internal Revenue Code (the "Code"). A person to whom an award has been granted is sometimes referred to herein as an "Optionee." An Optionee shall be eligible to receive more than one Option during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

1.04.  Types of Awards Under Plan.

     Awards under the Plan may be in the form of any one or more of the following:

     (i) "Stock Options" which are nonqualified stock options, the tax consequences of which are governed by the provisions of Section 83 of the Code, as described in Article II.

     (ii) "Incentive Stock Options" which are statutory stock options, the tax consequences of which are governed by Section 422 of the Code, as described in
     Article III.

1.05.  Aggregate Limitation on Awards.

     Except as may be adjusted pursuant to Section 4.12(h) below, shares of stock which may be issued upon exercise of Options under the Plan shall be authorized and unissued or treasury shares of Common Stock, no par value, of Dynatronics Corporation ("Common Stock"). The number of shares of Common Stock Dynatronics Corporation shall reserve for issuance upon exercise of Options to be granted from time to time under the Plan, and the maximum number of shares of Common Stock which may be issued under the Plan, in addition to the shares reserved for issuance upon exercise of the then outstanding 253,000 stock options as of August 18, 1992, shall not exceed in the aggregate 1,000,000 shares. In the absence of an effective registration statement under the Securities Act of 1933 (the "Act"), all Options granted and shares of Common Stock subject to their exercise will be restricted as to subsequent resale or transfer, pursuant to the provisions of Rule 144, promulgated under the Act.

1.06.  Effective Date and Term of Plan.

     (a) The amendments to the Plan shall become effective as of the 28th day of November, 1995, the date the amendments to the Plan are adopted by a majority of the Board (the "Effective Date"), but shall be subject to approval by the holders of a majority of the issued and outstanding shares of Dynatronics Corporation Common Stock present in person or by proxy and entitled to vote at the earlier of either a Special Meeting of Shareholders called for that purpose or the 1995 Annual Meeting of Shareholders of Dynatronics Corporation, which meeting shall in any event, be held not more than twelve (12) months after adoption on the Effective Date. Once amended, the Plan shall remain effective as of its original effective date:
August 18, 1992.

     (b) No awards shall be granted under the Plan after or on the 17th day of August, 2002, which date is ten (10) years after the original effective date (the "Plan Termination Date"). Provided, however, that the Plan and all awards made under the Plan prior to such Plan Termination Date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

                 ARTICLE II STOCK OPTIONS

2.01.  Award of Stock Options.

     The Committee may from time to time, and subject to the provisions of the Plan, and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more options to purchase for cash the number of shares of Common Stock allotted by the Committee ("Stock Options"). The date a Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

2.02.  Stock Option Agreements.

     The grant of a Stock Option shall be evidenced by a written Stock Option Agreement, executed by the Company and the holder of a Stock Option (the "Optionee"), stating the number of shares of Common Stock subject to the Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

2.03  Stock Option Price.

     The Option Price per share of Common Stock deliverable upon the exercise of a Stock Option shall be 100% of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted.

2.04.  Term and Exercise.

     Each Stock Option shall be fully exercisable at any time within the period beginning not earlier than six months after the date of its grant and, unless a shorter period is provided by the Committee or by another Section of this Plan, ending not later than ten years after the date of grant thereof (the "Option Term"). No Stock Option shall be exercisable after the expiration of its Option Term.

2.05  Manner of Payment.

     Each Stock Option Agreement shall set forth the procedure governing the exercise of the Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the Optionee shall pay to the Company, in full, the Option Price for such shares in cash.

2.06  Delivery of Shares.

     As soon as practicable after receipt of payment, the Company shall deliver to the Optionee a certificate or certificates for such shares of Common Stock. Upon receipt of such certificate(s), the Optionee shall become a shareholder of the Company with respect to Common Stock represented by share certificates so issued and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder.

2.07.  Death of Optionee.

     (a) Upon the death of the Optionee while either in the Company's employ or within not more than 6 months after termination of Optionee's employment, any rights to the extent exercisable on the date of death may be exercised by the Optionee's estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining effective term of the Stock Option and one year after the Optionee's death.

     (b) The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

2.08  Retirement or Disability.

     Upon termination of the Optionee's employment by reason of retirement or permanent disability (as each is determined by the Committee), the Optionee may, within 36 months from the date of termination, exercise any Stock Options to the extent such options are exercisable during such 36-month period.

2.09  Termination for Other Reasons.

     Except as provided in Sections 2.07 and 2.08, or except as otherwise determined by the Committee, all Stock Options shall terminate 6 months after the termination of the Optionee's employment.

            ARTICLE III INCENTIVE STOCK OPTIONS

3.01  Award of Incentive Stock Options.

     The Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more "incentive stock options" which are intended to qualify as such under the provisions of Section 422 of the Code, to purchase for cash the number of shares of Common Stock allotted by the Committee ("Incentive Stock Options"). The date an Incentive Stock Option is granted shall mean the date selected by the Committee as of which the Committee shall allot a specific number of shares to a participant pursuant to the Plan.

3.02  Incentive Stock Option Agreements.

     The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement, executed by the Company and the holder of an Incentive Stock

Option (the "Optionee"), stating the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

3.03  Incentive Stock Option Price.

     Except as provided in Section 3.10 below, the Option
Price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted.

3.04  Term and Exercise.

     Except as provided in Section 3.10 below, each Incentive Stock Option shall be fully exercisable at any time within the period beginning not earlier than six months after the date of its grant and, unless a shorter period is provided by the Committee or another Section of this Plan, ending not later than ten years after the date of grant thereof (the "Option Term"). No Incentive Stock Option shall be exercisable after the expiration of its Option Term.

3.05  Maximum Amount of Incentive Stock Option Grant.

     The aggregate Fair Market Value (determined on the date the Incentive Stock Option is granted) of Common Stock subject to an Incentive Stock Option granted to any Optionee by the Committee in any calendar year shall not exceed $100,000. Multiple Incentive Stock Options may be granted to an Optionee in any calendar year, which Multiple Incentive Stock Options may in the aggregate exceed such $100,000 Fair Market Value limitation, so long as each such Incentive Stock Option within the Multiple Incentive Stock Option award does not exceed such $100,000 Fair Market Value limitation and so long as no two such Incentive Stock Options may be exercised by the Optionee in the same calendar year.

3.06  Death of Optionee.

     (a) Upon the death of the Optionee while in the Company's employ or within not more than 3 months after termination of Optionee's employment, any Incentive Stock Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Incentive Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining Option Term of the Incentive Stock Option and one year after the Optionee's death.

     (b) The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any Incentive Stock Options exercisable on the date of death.

3.07  Retirement or Disability.

     Upon the termination of the Optionee's employment by reason of retirement or permanent disability (as each is determined by the Committee), the Optionee may, within 36 months from the date of such termination of employment, exercise any Incentive Stock Options to the extent such Incentive Stock Options were exercisable at the date of such termination of employment. Notwithstanding the foregoing, the tax treatment available pursuant to Section 422 of the Code, upon the exercise of an Incentive Stock Option will not be available to an Optionee who exercises any Incentive Stock Options more than (i) 12 months after the date of termination of employment due to permanent disability or
(ii) three months after the date of termination of employment due to retirement.

3.08  Termination for Other Reasons.

     Except as provided in Sections 3.06 and 3.07 or except as otherwise determined by the Committee, all Incentive
Stock Options shall terminate three months after the date of termination of the Optionee's employment.

3.09  Applicability of Stock Options Sections and
Other                Restrictions.

     Sections 2.05, Manner of Payment applicable to Stock Options, shall apply equally to Incentive Stock Options. Said Sections are incorporated by reference in this Article III as though fully set forth herein. In addition, in order to obtain the favorable tax treatment available for Incentive Stock Options under Section 422 of the Code, the Optionee is prohibited from the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of the shares of Common Stock underlying the Incentive Stock Options until the later of either two (2) years after the date of granting the Incentive Stock Option or one (1) year after the transfer to the Optionee of such underlying Common Stock after the Optionee's exercise of such Incentive Stock

Options. In the event the Optionee chooses to make a premature disposition of such underlying Common Stock contrary to such restrictions, the Options related to such underlying Common Stock shall be treated as Stock Options pursuant to the terms of Article II of the Plan from the date of grant which, in particular, shall cause the Optionee to be taxed upon the fair market value of the underlying shares on the date of exercise.

3.10  Employee/Ten Percent Shareholders.

     In the event the Committee determines to grant an Incentive Stock Option to an employee who is also a Ten
Percent Stockholder, as defined in 4.07(g) below, (i) the Option Price shall not be less than 110% of the Fair Market
Value of the shares of Common Stock of the Company on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed 5 years from the date of grant of such Incentive Stock Option. Fair Market Value shall be as defined in 4.07(d) below.

                 ARTICLE IV MISCELLANEOUS

4.01.  General Restriction.

     Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be exercised or consummated in whole or in part unless and until such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

4.02.  Non-Assignability.

     No award under the Plan shall be assignable or transferable by the recipient thereof, except by Will or by the laws of descent and distribution or pursuant to the terms of a qualified domestic relations order as defined in the U.S. Internal Revenue Code. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

4.03.  Withholding Taxes.

     Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall, to the extent permitted or required by law, have the right to require the grantee, as a condition of issuance or exercise of its Options, to remit to the Company no later than the date of issuance or exercise, or make arrangements satisfactory to the Committee regarding payment of, any amount sufficient to satisfy any Federal, state and/or local taxes of any kind, including, but not limited to, withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If the participant fails to pay the amount required by the Committee, the Company shall have the right to withhold such amount from other amounts payable by the Company to the participant, including but not limited to, salary, fees or benefits, subject to applicable law. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy any such taxes, including, but not limited to, the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

4.04.  Right to Terminate Employment.

     Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of such participant.

4.05.  Non-Uniform Determinations.

     The Committee's determinations under the Plan
(including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

4.06.  Rights as a Shareholder.

     The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to him or her.

4.07.  Definitions.

     As used in this Plan, the following words and phrases shall have the meanings indicated in the following definitions:
     (a) "AFFILIATE" means any person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Dynatronics'
          Corporation.

     (b) "DISABILITY" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than one year.

     (c) "EMPLOYEE" shall mean members of the Board of Directors, executive officers and all other employees of the Company.

     (d) "FAIR MARKET VALUE" per share in respect of any share of Common Stock as of any particular valuation date shall be determined pursuant to Regulation Section 20.2031-2 of the Code and shall mean: (i) If there is a market for the Common Stocks on a stock exchange, in an over-the-counter market, or otherwise, the mean between the closing bid and ask price on the valuation date is the fair market value per share. (ii) If there were no sales on the valuation date but there were sales on dates within a reasonable period both before and after the valuation date, the fair market value is determined by taking the average of the means between the closing bid and ask price on the nearest date before and the nearest date after the valuation date. The average is to be weighted inversely by the respective numbers of trading days between the selling dates and the valuation date. (iii) If the Common Stocks are listed on more than one exchange, the records of the exchange where the stocks are principally dealt in should be employed if such records are available in a generally available listing or publication of general circulation. In the event that such records are not so available and such common stocks are listed on a composite listing of combined exchanges available in a generally available listing or publication of general circulation, the records of such combined exchanges should be employed. (iv) If the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine in any such other manner as the Committee may deem appropriate. In no event shall the Fair Market Value of any share of Common Stock be less than its par value. In the case of Incentive Stock Options, the Fair
          Market Value shall not be discounted for restrictions, lack of marketability and other such limitations on the enjoyment of the Common
          Stock. In the case of other type of Options, the Fair Market Value of the Common Stock shall be so discounted.

     (e)  "OPTION" means Stock Option or Incentive Stock
          Option.

     (f) "OPTION PRICE" means the purchase price per share of Common Stock deliverable upon the exercise of an Option.

     (g) "TEN PERCENT STOCKHOLDER" shall mean an Optionee who, at the time an Incentive Stock Option is granted, is an employee of the Company who owns, directly or indirectly pursuant to the stock ownership attribution rules of Section 424(d) of the Code, stock (not counting shares underlying unexercised stock option) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiary Corporations.

4.08.  Leaves of Absence and Performance Targets.

     The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine
(i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. The Committee shall also be entitled to make such determination of performance targets, if any, as it deems appropriate.

4.09.  Newly Eligible Employees.

     The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan or any portion thereof, after the commencement of an award or incentive period.

4.10.  Adjustments.

     In the event of any change in the outstanding Common
Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of shares of Common
Stock which may be issued under the Plan, the number of shares of Common Stock subject to Options theretofore granted under the Plan, the Option Price of Options theretofore granted under the Plan, the performance targets referred to in Section 4.08 and any and all other matters deemed appropriate by the Committee.

4.11.  Amendment of the Plan.

     (a) The Committee may, without further action by the shareholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.

     (b) The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Committee may not (i) increase the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 4.10), (ii) extend the period during which any award may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not without the consent of a participant, affect his other rights under an award previously granted to him or her.

4.12.  General Terms and Conditions of Options.

     Each Option shall be evidenced by a written Option
Agreement between the Company and the Optionee, which agreement, unless otherwise stated in Articles II or III of the Plan, shall comply with and be subject to the following terms and conditions:

          (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

          (b) Type of Option. Each Option Agreement shall specifically identify the portion, if any, of the Option which constitutes an Incentive Stock Option and the portion, if any, which constitutes a Non-qualified
     Stock Option.

          (c) Option Price. Each Option Agreement shall state the Option Price, which (except to the extent provided in Article III above) shall be not less than 100% of the undiscounted Fair Market Value of the shares of Common Stock of the Company on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in 4.12(h) hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Except as provided in Section
     3.10 above, no Options shall be granted under the Plan more than 10 years after the August 18, 1992 date of original adoption of the Plan by the Board, but the validity of Options previously granted may extend and be validly exercised beyond that date. Except as provided in Section 3.10 above, Options granted under the Plan shall be for a period determined by the Committee as provided in Section 4.12(e), below.

          (d) Medium and Time of Payment. The Option Price shall be paid in full at the time of exercise in cash.

          (e) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Option Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances, as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee for all Options; provided, however that except as provided in Section 3.10 above, such exercise period shall not exceed 10 years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Sections 2.07, 2.08, 3.06, 3.07 and 4.12(f) hereof. An Option may be exercised, as to any or all full shares of

     Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Secretary or Treasurer of the Company; provided, however, that an Option may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

          (f) Termination. Except as provided in Section 4.12(e) and in this Section 4.12(f) hereof, an Option may not be exercised unless the Optionee is then in the employ of the Company as director or other employee (or a corporation issuing or assuming the Option in a transaction to which Code Section 424(a) applies), and unless the Optionee has remained continuously so employed since the date of grant of the Option. If the employment of an Optionee shall terminate (other than by reason of death, disability or retirement), all Options of such Optionee that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three months after such termination; provided, however, that if the employment of an Optionee shall terminate for cause, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate forthwith. Nothing in the Plan or in any Option shall limit the Company's rights under
     Section 4.04 above. No Option may be exercised after the expiration of its term.

          (g) Non-transferability of Options. Options granted under the Plan shall not be transferable otherwise than (i) by will; (ii) by the laws of descent and distribution; or (iii) to a revocable inter vivos trust for the primary benefit of the Optionee and his or her spouse. Options may be exercised, during the lifetime of the Optionee, only by the Optionee, his or her guardian, legal representative or the Trustee of an above described trust. Except as permitted by the preceding sentences, no Option granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such Option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any transfer, assignment, pledge, hypothecation, or other disposition of the Option, or of any right or privilege conferred thereby, contrary to the provisions of this Plan, or upon the levy of any attachment or similar process upon such Option, right, or privilege, the Option and such rights and privileges shall immediately become null and void.

     (h)  Effect of Certain Changes.

               (A)  If there is any change in the number of
          shares of Common Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock available for awards under the Plan pursuant to Section 1.05 above, the number of such shares covered by the outstanding Options and the price per share of such Options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

               (B)  In the event of the proposed
          dissolution or liquidation of the Company, in the event of any corporate separation or division, including, but not limited to split-up, split-off or spin-off, or in the event of a merger, consolidation or other reorganization of the Corporation with another corporation, the
          Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division, or merger, consolidation or other reorganization by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, or merger, consolidation or other reorganization; or the Committee may provide, in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Committee; provided, however, that not less than 90-days' written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of 90 days preceding such termination, to exercise the Options as to all or any part of the shares of Common Stock covered thereby, including shares as to which such Options would not otherwise be exercisable; provided, further, that failure to provide such notice shall not invalidate or affect the action with respect to which such notice was required.

               (C)  If while unexercised Options remain
          outstanding under the Plan, the stockholders of the Corporation approve a definitive agreement to merge, consolidate or otherwise reorganize the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation
          (each, a "Disposition Transaction"), then the Committee may: (i) make an appropriate adjustment to the number and class of shares available for awards under the Plan pursuant to Section 1.05 above, and to the amount and kind of shares or other securities or property (including cash) receivable upon exercise of any outstanding options after the effective date of such transaction, and the price thereof, or, in lieu of such adjustment, provide for the cancellation of all options outstanding at or prior to the effective date of such transaction; (ii) provide that exercisability of all Options shall be accelerated, whether or not otherwise exercisable; or (iii) in its discretion, permit
          Optionees to surrender outstanding options for cancellation.

               (D)  Paragraphs (B) and (C) of this Section
          4.12(h) shall not apply to a merger,
          consolidation or other reorganization in which the Company is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities of any other corporation, cash or any other thing of value.
          Notwithstanding the preceding sentence, in case of any consolidation, merger or other reorganization of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option solely for the kind and amount of shares of stock and other securities
          (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by the holder of the number of shares of Common
          Stock for which such Option might have been exercised.

               (E)  In the event of a change in the Common
          Stock of the Company as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common
          Stock within the meaning of the Plan.

               (F)  To the extent that the foregoing
          adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to Article III of this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

               (G)  Except as hereinbefore expressly
          provided in this Section 4.12(h), the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock or any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, consolidation or other reorganization or spin-off of assets or stock of another corporation; and any issue by the Company of shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

          (i) Rights as a Shareholder. An Optionee or a transferee of an Option shall have no right as a shareholder with respect to any shares covered by the Option until the date of the issuance of a certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such certificate is issued, except as provided in
     Section 4.12(h) hereof.

          (j)  Other Provisions.  The Option Agreement
     authorized under the Plan shall contain such other provisions, including, without limitation, (A) the imposition of restrictions upon the exercise of an Option; (B) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option;
     and (C) conditions relating to compliance with applicable federal and state securities laws, as the Committee shall deem advisable.

4.13.  Effects of Headings

     The Section and Subsection headings contained herein are for convenience only and shall not affect the construction hereof.

ADOPTED BY RESOLUTION OF THE BOARD OF DIRECTORS THE 28th DAY
OF NOVEMBER, 1995.



                              /s/ Robert J. Cardon
                              -----------------------
                              Secretary